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                                                                 Exhibit (d.18)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
              J. P. MORGAN FLEMING ASSET MANAGEMENT (LONDON), LTD.

         AMENDMENT made as of this 1st day of May, 2004, to the Investment Sub-Advisory Agreement dated as of December 16, 2002, and amended June 3, 2003 (the "Agreement"), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser"), and J. P. Morgan Fleming Asset Management (London), Ltd., a corporation organized and existing under the laws of England (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

         The following language is hereby added to the above referenced
Agreement:

                  Except where prohibited by applicable law or regulation, the Subadviser may delegate any or all of its functions under this Agreement to an affiliate and may employ a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Subadviser to perform its functions under this Agreement, but the Subadviser's liability to the Client shall not be affected thereby. Notwithstanding any other provision of this Agreement, the Subadviser may provide information about the Adviser and the Portfolio to any other third party for the purposes of this clause.

         This Amendment shall become effective as of the date first written above.

         Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.
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         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their duly authorized signatories the date and year first above written.


                                        ING LIFE INSURANCE AND ANNUITY COMPANY

                                        By:      /s/  Laurie M. Tillinghast
                                                 -------------------------------
                                                 Laurie M. Tillighast
                                        Title:   Vice President


                                        J. P. MORGAN FLEMING
                                        ASSET MANAGEMENT (LONDON), LTD.

                                        By:      /s/  Tracy Simms
                                                 -------------------------------
                                                 Tracy Simms
                                        Title:   Vice President